Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 19, 2022, except as it relates to the change in the measure of segment profit in Note 19, as to which the date is November 21, 2022, relating to the financial statements of Performance Food Group Company appearing in the Current Report on Form 8-K of Performance Food Group Company filed November 21, 2022 and our report dated August 19, 2022 on the effectiveness of Performance Food Group Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Performance Food Group Company for the year ended July 2, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, VA

November 21, 2022